SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 Form 8-K


                              CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): January 29, 1997




Commission    Registrant; State of Incorporation;      IRS Employer
File Number       Address; and Telephone Number      Identification No.
-----------   -----------------------------------    ------------------

1-11375        UNICOM CORPORATION                        36-3961038
               (an Illinois corporation)
               37th Floor, 10 South Dearborn Street
               Post Office Box A-3005
               Chicago, Illinois 60690-3005
               312/394-7399


1-1839         COMMONWEALTH EDISON COMPANY               36-0938600
               (an Illinois corporation)
               37th Floor, 10 South Dearborn Street
               Post Office Box 767
               Chicago, Illinois 60690-0767
               312/394-4321

ITEM 5. OTHER EVENTS

     On January 29, 1997, the Nuclear Regulatory Commission ("NRC") determined that Commonwealth Edison Company's ("ComEd") Dresden nuclear generating station should remain on the NRC's list of plants to be monitored closely and that ComEd's LaSalle and Zion nuclear generating stations should be added to that list. Although in each case the NRC recognized that ComEd had undertaken significant management changes and had accomplished a number of performance improvements, it expressed concern with specific issues at each station and expressed a general concern with the sustainability of improvements as the basis for its determination. The determination does not prevent ComEd from operating the generating units; however, it does mean that the NRC will devote additional resources to monitoring ComEd's operating performance and that ComEd will need to work to demonstrate to the NRC the sustainability of improvements which it believes it has undertaken and is continuing to implement.

          The NRC also took the unusual additional step of requiring ComEd to submit information to allow the NRC to determine what actions, if any, should be taken to assure that ComEd can safely operate its six nuclear generating stations while sustaining performance improvement at each site. The request also requires
ComEd to submit information regarding the criteria that it has established, or plans to establish, to measure performance and to explain ComEd's proposed actions if the criteria are not met. The request states the NRC staff's concerns with the "cyclical safety performance of ComEd nuclear stations," noting the presence on the list of plants to be monitored closely of Dresden, LaSalle and Zion stations at various times during the past ten years. It also noted concerns regarding "ComEd's ability to establish lasting and effective programs that result in sustained performance improvement." The request does acknowledge the management and organizational changes implemented by ComEd, including the "additional focus placed on management and leadership, accountability, the problem identification and corrective action processes, material condition improvement, work control, and radiation protection." It also acknowledges improvements seen at Dresden and Quad Cities stations; but indicated at the same time performance declines were observed at both LaSalle and Zion stations. The operational problems identified by the NRC are consistent with weaknesses identified in recent station self-assessments initiated by ComEd; and management has undertaken to develop and implement programs designed to address these issues. Consequently, ComEd's management believes that it can provide sufficient information to the NRC demonstrating ComEd's ability to operate its nuclear generating stations while sustaining performance improvements.

          ComEd has devoted, and intends to continue to devote, significant resources to the management and operation of its nuclear generating stations. Over the past several years, it has increased and reinforced station management with managers drawn from other utilities having experience with similar operational and performance issues. It has also sought to identify, anticipate and address operating and performance issues in a safe, cost-effective manner while seeking to improve the availability and capacity factors of its nuclear generating units. Such activities have included improvements in operating and personnel procedures and repair and replacement of equipment and can result in longer unit outages. In this regard, ComEd's management decided to continue the present unit outages at its LaSalle station until the identified performance issues have been appropriately addressed. ComEd presently expects such outages to extend into the summer of 1997.

          ComEd expects 1997 operating and maintenance expenditures to increase by approximately $150 million over 1996 expenditures. Approximately $100 million of this increase is related to nuclear operations and is intended to address previously identified operational issues (including issues identified by the NRC in connection with their determination regarding the plants to be monitored closely) and to achieve a longer term benefit of improved capacity factors. Due to the relatively low marginal cost of nuclear power, improvements in capacity factors increase the resources for marketing and for revenue opportunities. In addition, ComEd expects its construction budget to be approximately $30 million higher than the $950 million spent during 1996.

          For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaptions "Liquidity and Capital Resources," "Regulation -- Nuclear Matters" and "Results of Operations -- Operation and Maintenance Expenses" in Unicom Corporation's and ComEd's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996.

                                SIGNATURES



          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                                          UNICOM CORPORATION
                                             (Registrant)


Date:  January 29, 1997            By:         John C. Bukovski
                                             --------------------
                                               John C. Bukovski
                                                Vice President






                                      COMMONWEALTH EDISON COMPANY
                                             (Registrant)


Date:  January 29, 1997            By:         John C. Bukovski
                                             --------------------
                                               John C. Bukovski
                                                Vice President